SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2014

CLIFTON BANCORP INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36390	46-4757900
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1433 Van Houten Avenue, Clifton, New Jersey 07015
(Address of principal executive offices) (Zip Code)

(973) 473-2200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On June 25, 2014, Clifton Bancorp Inc. (the “Company”), the holding company for Clifton Savings Bank (the “Bank”), entered into employment agreements with: (i) Paul M. Aguggia, the Chairman, President and Chief Executive Officer of the Company and the Bank; (ii) Christine R. Piano, the Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Executive Vice President and Chief Financial Officer of the Bank; (iii) Bart D’Ambra, the Executive Vice President and Corporate Secretary of the Company and the Executive Vice President, Chief Operating Officer and Corporate Secretary of the Bank; and (iv) Stephen Hoogerhyde, the Executive Vice President of the Company and the Executive Vice President and Chief Lending Officer of the Bank.  In addition, on June 25, 2014, the Bank entered into amended and restated employment agreements with each of Messrs. Aguggia, D’Ambra and Hoogerhyde and Ms. Piano.  The employment agreements between the Company and Mr. Aguggia and Ms. Piano replace the previous employment agreements between the executives and Clifton Savings Bancorp, Inc.

Each of the Company and Bank employment agreements provides for a three-year term.  The term of each Company employment agreement automatically extends to a three-year term each day until either the executive or the Company gives the other party notice of its intent not to renew the agreement, at which time the term of the agreement becomes fixed at three years.  The Board of Directors of the Bank may extend the terms of the Bank employment agreements annually.

Under their respective employment agreements, Mr. Aguggia’s current base salary is $650,000, Ms. Piano’s current base salary is $185,834, Mr. D’Ambra’s current base salary is $164,642 and Mr. Hoogerhyde’s current base salary is $170,076.  The employment agreements provide for, among other things, participation in stock-based benefit plans and fringe benefits applicable to Messrs. Aguggia, D’Ambra and Hoogerhyde and Ms. Piano.  The agreements also provide for certain payments to each of the executives following the termination of his or her employment due to a change in control, their death, disability, or upon termination without just cause (as defined in each agreement).   The Company employment agreements provide that, to the extent payments and benefits are received by an executive under the executive’s Bank employment agreement, such payments and benefits will be subtracted from any amounts simultaneously due to the executive under his or her Company employment agreement.  Payments pursuant to the Company and Bank employment agreements will be allocated in proportion to the level of activity expended on such activities by an executive as determined by the Company and the Bank.

Pursuant to the terms of each employment agreement, the Bank or the Company, as applicable, will pay or reimburse Messrs. Aguggia, D’Ambra and Hoogerhyde and Ms. Piano for all reasonable costs and legal fees paid or incurred by the executives in any dispute or question of interpretation relating to the employment agreement if the executive is successful on the merits in a legal judgment, arbitration or settlement.  The employment agreements also provide that the Bank and the Company, as applicable, will indemnify Messrs. Aguggia, D’Ambra and Hoogerhyde and Ms. Piano to the fullest extent legally allowable.  In addition, the agreements provide that, except in the event of a change in control, each of Messrs. Aguggia, D’Ambra and Hoogerhyde and Ms. Piano will be subject to a one-year non-compete clause in the event his or her employment is terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: July 1, 2014	By:	/s/ Paul M. Aguggia
Paul M. Aguggia
Chairman, President and Chief Executive Officer